Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Holders (the “CVR Representative”), and Olde Monmouth Stock Transfer Co., Inc., as Rights Agent.

RECITALS

WHEREAS, Parent, Razor Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 17, 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the holders of record of Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), immediately prior to the Effective Time, the right to receive certain contingent cash payments, on the terms and subject to the conditions hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the CVR Representative and Rights Agent agree, for the proportionate benefit of all Holders (as hereinafter defined), as follows:

1.           DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1       Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement, unless expressly set forth otherwise herein. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in Section 7.3(a).

“Acquisition” has the meaning set forth in Section 7.3(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate CVR Payment Amount” means, for each CVR Payment Period, an amount equal to the sum of the BioSense Payment Amount, the HaiChang Payment Amount, and the Parent IP Payment Amount.

“Assignee” has the meaning set forth in Section 7.3(a).

“BioSense” means BioSense Global LLC or its successor or any of their respective Affiliates.

“BioSense Agreement” means that certain License and Assignment Agreement, dated as of February 25, 2019, by and between BioSense and Parent, as amended by Amendment No. 1, dated August 24, 2019, and as further amended by Amendment No. 2, dated March 10, 2020.

“BioSense Payment Amount” means, for each CVR Payment Period, an amount equal to ninety percent (90%) of all payments received, without duplication, by Parent or one or more of Parent’s Affiliates during such CVR Payment Period from or on behalf of BioSense pursuant to Article 6 of the BioSense Agreement, or otherwise on account of the fees, payments or royalties payable by BioSense under such Article 6 of the BioSense Agreement minus the amount of any fees, costs or expenses paid by Parent and its Affiliates during such CVR Payment Period related to the performance of Parent’s obligations under the BioSense Agreement or incurred by Parent and its Affiliates in connection with enforcing Parent’s rights under the BioSense Agreement, including, without limitation, Parent’s compliance with Section 4.3 below.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Company” has the meaning set forth in the Recitals.

“CVR Payment” has the meaning set forth in Section 2.4(c).

“CVR Payment Amount” means, with respect to each CVR Payment Period and each Holder, an amount equal to the Aggregate CVR Payment Amount divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded down to the nearest whole cent).

“CVR Payment Period” means each calendar quarter during the CVR Term, with the first CVR Payment Period commencing on the date hereof and ending on [●], 2020.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of Parent, setting forth in reasonable detail, (a) the Aggregate CVR Payment Amount for such CVR Payment Period, (b) a description of the total amounts received during such CVR Payment Period from each of the BioSense Agreement, the HaiChang Agreement and a Parent IP Deal, as applicable, (c) a delineation and calculation of the Permitted Parent IP Deductions applicable to a Parent IP Deal during such CVR Payment Period, and (d) to the extent that any Aggregate CVR Payment Amount or Permitted Parent IP Deduction is recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Representative” means the CVR Representative named in the Preamble or any direct or indirect successor CVR Representative designated in accordance with Section 6.3.

“CVR Shortfall” has the meaning set forth in Section 4.5(b).

“CVR Term” means the period beginning on the date hereof and ending fifteen (15) years thereafter.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Funds” has the meaning set forth in Section 7.9.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“HaiChang” means Zhejiang HaiChang Biotechnology Co., Ltd. or its successor or any of their respective Affiliates.

“HaiChang Agreement” means that certain Exclusive License Agreement, dated as of February 8, 2020, by and between HaiChang and Parent.

“HaiChang Payment Amount” means, for each CVR Payment Period, an amount equal to ninety percent (90%) of all payments received, without duplication, by Parent or one or more of Parent’s Affiliates during such CVR Payment Period from or on behalf of HaiChang pursuant to Article 4 of the HaiChang Agreement, or otherwise on account of the fees, payments or royalties payable by HaiChang under such Article 4 of the HaiChang Agreement minus the amount of any fees, costs or expenses paid by Parent and its Affiliates during such CVR Payment Period related to the performance of Parent’s obligations under the HaiChang Agreement or incurred by Parent and its Affiliates in connection with enforcing Parent’s rights under the HaiChang Agreement, without limitation, Parent’s compliance with Section 4.3 below.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the CVR Representative and Parent, or (b) if the CVR Representative and Parent fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the CVR Representative.

“License Agreements” means the BioSense Agreement and the HaiChang Agreement.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent IP” means any and all Parent IP listed on Schedule A hereto.

“Parent IP Deal” means any transaction (a) that is entered into during the period beginning on the date hereof and ending ten (10) years thereafter and (b) pursuant to which Parent or its Affiliate grants, sells or otherwise transfers to a Third Party any rights to the Parent IP or any rights to research, develop or commercialize the Parent IP, including a license, option, or sale of assets with respect to the Parent IP. For clarity, the sale of all or substantially all of Parent’s or an Affiliate’s stock or assets (to the extent such asset sale includes assets unrelated to the Parent IP), or a merger, acquisition or similar transaction shall not be deemed a Parent IP Deal.

“Parent IP Payment Amount” means, for each CVR Payment Period, an amount equal to seventy five percent (75%) of the following amounts: (a) all cash consideration paid by a Third Party to Parent or its Affiliates during the applicable CVR Payment Period in connection with any Parent IP Deal, plus (b) with respect to any non-cash consideration received by Parent or its Affiliates from a Third Party during the applicable CVR Payment Period in connection with any Parent IP Deal, all amounts received by Parent and its Affiliates for such non-cash consideration at the time such non-cash consideration is monetized by the Parent or its Affiliates (which amounts will be subject to payment to the Rights Agent when such non-cash consideration is monetized and such amounts are received by Parent or any of its Affiliates), minus any Permitted Parent IP Deductions during such CVR Payment Period. If a Parent IP Deal also involves assets that are not related to Parent IP but are related to other proprietary technology, products or assets of Parent or its Affiliates, then the total consideration will be allocated between all such technology, products and assets, and only that consideration allocated to the Parent IP will be included in the Parent IP Payment Amount.

“Permitted Parent IP Deductions” means, with respect to each CVR Payment Period, and without duplication, the sum of: (a) all fees, milestones, royalties and other payments paid by Parent and its Affiliates during such CVR Payment Period to any Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the practice of such Parent IP, plus (b) all patent prosecution and maintenance costs, and drug product storage costs, paid by Parent and its Affiliates during such CVR Payment Period with respect to the Parent IP that are not otherwise reimbursed or reimbursable, plus (c) all out-of-pocket transaction costs incurred by Parent and its Affiliates to Third Parties during such CVR Payment Period for the negotiation, entry into and closing of a Parent IP Deal, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees.

“Permitted Transfer” means a transfer of CVRs (a) on death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) or a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Parent for any or no consideration.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Record Time” has the meaning set forth in Section 2.3(e).

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Third Party” means any Person other than Parent, Rights Agent or their respective Affiliates.

1.2          Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars. For clarity, the parties agree that the phrase “materially adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or materially delay (y) any payment to the Holders under this Agreement, or (z) any payment to Parent or its successor or their Affiliates under the BioSense Agreement or HaiChang Agreement that would otherwise be included in the Aggregate CVR Payment Amount.

2.           CONTINGENT VALUE RIGHTS

2.1          CVRs; Appointment of Rights Agent.

(a)        Each Holder is entitled to one CVR for each share of Parent Common Stock held by such Holder as of the Record Time. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of Parent Common Stock as of immediately prior to the Effective Time.

(b)        Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

2.2          Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will create and keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as permitted herein. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent. The CVR Register will initially show one position for Cede & Co. representing all the shares of Parent Common Stock held by DTC on behalf of the street name holders of the shares of Parent Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4(c) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)          A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

(e)          Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Parent Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4          Payment Procedures.

(a)         Within thirty (30) days after the end of each CVR Payment Period during the CVR Term, Parent shall deliver to the CVR Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Parent shall provide the CVR Representative with reasonable documentation to support its calculation of the Aggregate CVR Payment Amount (including any allocations applied when calculating the Parent IP Payment Amount component thereof and including its determination of the applicable fair market value(s)) and pay the Rights Agent in U.S. dollars an amount equal to the Aggregate CVR Payment Amount (if any) with respect to the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in the Parent IP Payment Amount is monetized after the end of the CVR Term, Parent will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration (regardless of whether such monetization occurs after the end of the CVR Term). The CVR Payment Statements shall reflect any Representative Losses payable to the CVR Representative, and the CVR Payment Statement for the first CVR Payment Period shall include the payment of $60,000 to the CVR Representative, in any case, deducted from the CVR Payment payable to the Holders on a pro rata basis.

(b)       All payments by Parent to the Rights Agent under this Agreement shall be made in U.S. dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the ten (10) Business Days preceding the date of the CVR Payment Statement.

(c)         The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under Section 2.4(a), send each Holder at its address set forth on the CVR Register a copy of such statement. If the Rights Agent also receives any payment under Section 2.4(a) (each, a “CVR Payment”), then within ten (10) Business Days after the receipt of each CVR Payment, the Rights Agent will also pay to each Holder, by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s CVR Payment Amount, and to the extent applicable, pay any Representative Losses to the CVR Representative. Upon the first CVR Payment to be made hereunder, the Rights Agent is hereby authorized and directed to pay $60,000 to the CVR Representative.

(d)       Parent and the Rights Agent shall be entitled to deduct and withhold from any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized payroll agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a CVR Payment Amount by the Rights Agent set forth in Sections 2.4(c) shall be extended by a period equal to any delay caused by the Holder providing such forms; provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(e)         Any portion of any CVR Payment that remains undistributed to the Holders six months after the CVR Payment is received by the Rights Agent from the Parent, provided that the Rights Agent has fully complied with Section 2.4(c), will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of its share of such returned CVR Payment, without interest.

(f)        Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s reasonable best efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid immediately prior to the date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

2.5          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)          The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

(c)         Each Holder acknowledges and agrees to the appointment and authority of the CVR Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Representative or the authority or power of the CVR Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the CVR Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

2.6        Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

3.           THE RIGHTS AGENT

3.1        Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

3.2       Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)        the Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)        whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, request and rely upon an Officer’s Certificate with respect to such matter;

(c)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)         the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)         Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g)         Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3          Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by giving written notice thereof to Parent and the CVR Representative specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)         If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the CVR Representative, shall be a stock transfer agent or national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)          Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of the predecessor Rights Agent which survive pursuant to Section 3.3 of this Agreement), powers and trusts of the retiring Rights Agent.

4.           COVENANTS

4.1         List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within ten (10) Business Days of the Effective Time.

4.2         Payment of CVR Payment Amounts. If any CVR Payment is due under Section 2.4(a), Parent will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(c).

4.3         License Agreements. Without the prior written consent of Holders of not less than a majority of the then-outstanding CVRs, neither Parent nor any of its Affiliates shall (i) amend, restate, supplement, terminate or otherwise modify either of the License Agreements in a manner materially adversely affecting the Holders’ rights under this Agreement, (ii) take any action or fail to take any action, including by waiving any right or failing to enforce any right under either of the License Agreements, in a manner materially adversely affecting the Holders’ rights under this Agreement or (iii) permit or agree to any of the foregoing. Without limiting the foregoing, Parent and its Affiliates shall pursue their rights under each of the License Agreements in good faith, and not take any action intended to avoid, reduce, or materially delay any payment to the Holders hereunder.  Notwithstanding the foregoing, nothing in this Agreement shall require Parent or any of its Affiliates to take any action outside of the terms and conditions set forth in the License Agreements, including, without limitation, the prosecution or maintenance of any intellectual property rights that may revert back to Parent or its Affiliates under the terms of the License Agreements.

4.4         Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether any payments related to either License Agreement giving rise to any CVR Payment Amounts have been received by Parent or its successors or Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

4.5         Audit Rights.

(a)          Upon the written request of the CVR Representative provided to Parent not less than forty-five (45) days in advance (such request not to be made more than four times in any twelve (12) month period), Parent shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of Parent or its Affiliates as may be reasonably necessary to determine the accuracy of the Aggregate CVR Payment Amount reported by Parent. Parent shall, and shall cause its Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant to calculate and verify the Aggregate CVR Payment Amount; provided that Parent may, and may cause its Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.5. The Independent Accountant shall disclose to Parent and the CVR Representative any matters directly related to its findings to the extent reasonably necessary to verify the Aggregate CVR Payment Amount.

(b)        If the Independent Accountant concludes that a CVR Payment that was properly due was not paid to the Rights Agent, or that any CVR Payment made was in an amount less than the amount due, Parent shall pay the CVR Payment or underpayment thereof to the Rights Agent for further distribution to the Holders (such amount being the “CVR Shortfall”). The CVR Shortfall shall be paid within ten (10) Business Days after the date the Independent Accountant delivers to Parent and the CVR Representative the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by Parent.

(c)         Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

5.           AMENDMENTS

5.1          Amendments without Consent of Holders.

(a)         Without the consent of any Holders or the CVR Representative, Parent, when authorized by a Board Resolution, at any time and from time to time, and the Rights Agent may enter into one or more amendments hereto, solely to evidence any successor to or permitted assignee of Parent and the assumption by any such successor or permitted assignee of the covenants of Parent herein as provided in Section 7.3.

(b)        Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, solely for any of the following purposes:

(i)         to evidence the succession of another Person as a successor Rights Agent in accordance with Section 3 and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(v)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders or the CVR Representative.

(c)         Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2          Amendments with Consent of Holders.

(a)         Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of Holders of not less than a majority of the then-outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, CVR Representative, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders. Parent and the Rights Agent agree to fully cooperate with the CVR Representative in soliciting and obtaining the consent of the Holders of not less than a majority of the then-outstanding CVRs as required hereunder.

(b)         Promptly after the execution by Parent, the CVR Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3         Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4         Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.           CVR REPRESENTATIVE

6.1         Appointment of CVR Representative. To the extent valid and binding under applicable Law, the CVR Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Time, (ii) confirming the satisfaction of Parent’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

6.2         Authority. To the extent valid and binding under applicable Law, the appointment of the CVR Representative by the Holders upon the Effective Time is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. To the extent valid and binding under applicable Law, all decisions of the CVR Representative shall be final and binding on all Holders. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the CVR Representative and any document executed by the CVR Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The CVR Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the CVR Representative in connection with the acceptance or administration of the CVR Representative’s duties hereunder, unless such act or omission directly resulted from the CVR Representative’s gross negligence or willful misconduct. In the event of any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) incurred by the CVR Representative (collectively, “Representative Losses”) arising out of or in connection with the CVR Representative’s execution and performance of this Agreement and any agreements ancillary hereto, the CVR Representative will provide Parent and the Rights Agent with a written notice of such Representative Loss, which will be deducted from the next CVR Payment and paid by the Rights Agent to the CVR Representative; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the CVR Representative, the CVR Representative will pay the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct to the Rights Agent for further distribution to the Holders. In no event will the CVR Representative be required to advance its own funds on behalf of the Holders or otherwise. Parent, the Company and the Rights Agent acknowledge and agree that the CVR Representative has entered into this Agreement solely in such capacity, and the CVR Representative shall not be responsible for any loss suffered by, or liability of any kind to, Parent, the Company, the Rights Agent or any other person except for losses or liabilities arising out of or in connection with this Agreement and directly caused by the CVR Representative’s actions.  The exculpation of the CVR Representative set forth in this Section 6.2 shall survive the termination of this Agreement and the resignation or removal of the CVR Representative.

6.3         Successor CVR Representative. The CVR Representative may be removed for any reason or no reason by written consent of Holders of not less than a majority of the then-outstanding CVRs. The CVR Representative may resign upon twenty (20) days’ written notice to Parent and the Rights Agent in the event of circumstances rendering it impracticable for the CVR Representative to continue to effectively serve, including amendments increasing the CVR Representative’s responsibilities without its consent or failure to pay amounts due to the CVR Representative, and upon the effectiveness of such resignation, shall have no further obligations or liabilities hereunder. In the event that the CVR Representative becomes unable to perform its responsibilities hereunder or resigns or is removed from such position, Holders of not less than a majority of the then-outstanding CVRs shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the CVR Representative for all purposes of this Agreement. The newly-appointed CVR Representative shall notify Parent, the Rights Agent and any other appropriate Person in writing of its appointment, provide evidence that the Holders of not less than a majority of the then-outstanding CVRs approved such appointment and provide appropriate contact information for purposes of this Agreement. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed CVR Representative as set forth in such written notice. In the event that within thirty (30) days after the CVR Representative becomes unable to perform its responsibilities hereunder or resigns or is removed from such position, no successor CVR Representative has been so selected, Parent shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not Parent or, to the Rights Agent’s actual knowledge, any Affiliate of Parent) that such Person is the successor CVR Representative, and such Person shall be the successor CVR Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not Parent or, to the Rights Agent’s actual knowledge, any Affiliate of Parent) that such next-largest-quantity Person is the successor CVR Representative, and such next-largest-quantity Person shall be the successor CVR Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 6.3. If a successor CVR Representative is not appointed pursuant to the preceding procedure within sixty (60) days after the CVR Representative becomes unable to perform its responsibilities hereunder or resigns or is removed from such position, Parent shall appoint a successor CVR Representative.

6.4        Termination of Duties and Obligations. The CVR Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 7.7, whichever is earlier.

7.           OTHER PROVISIONS OF GENERAL APPLICATION

7.1         Notices to Rights Agent, Parent and CVR Representative. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Olde Monmouth Stock Transfer Co., Inc.
Telephone:	(732) 872-2727, Ext. 101
Email:	matt@oldemonmouth.com
Attention:	Matthew J. Troster, President

If to Parent, to it at:

Rexahn Pharmaceuticals, Inc.
Telephone:	[●]
Email:	[●]
Attention:	[●]

with a copy to:

[●]
Telephone:	[●]
Email:	[●]
Attention:	[●]

If to the CVR Representative, to it at:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Telephone:	(303) 648-4085
Email:	deals@srsacquiom.com
Attention:	Managing Director

with a copy to:

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attention: Asher M. Rubin; William I. Intner
Email: asher.rubin@hoganlovells.com; william.intner@hoganlovells.com

The Rights Agent, Parent or CVR Representative may specify a different address, email address by giving notice to each other in accordance with this Section 7.1 and to the Holders in accordance with Section 7.2.

7.2        Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3         Parent Successors and Assigns.

(a)         Parent may not assign this Agreement without the prior written consent of the CVR Representative, provided that (i) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (ii) Parent may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, acquirers and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, acquirers and all Assignees. Each of Parent’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

(b)         Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.3(b).

7.4         Benefits of Agreement. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Representative (on behalf of itself and the Holders) and the Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.  In such event, such Holder’s CVRs will not be included for determining the number of outstanding CVRs held by other Holders and the Aggregate CVR Payment Amount shall be distributed to the Holders based on the number of the CVRs then outstanding.

7.5        Governing Law. This Agreement, the CVRs and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court. Each of the parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

7.6         Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.7         Counterparts and Signature. This Agreement may be signed in any number of counterparts, including by electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.8        Termination. This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the conclusion of the CVR Term and (ii) the payment of the full amount of all CVR Payments to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register.

7.9         Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other party.

7.10       Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto, the documents and instruments referred to therein and the documents delivered pursuant thereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.11      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

REXAHN PHARMACEUTICALS, INC.

By:
Name:
Title:

OLDE MONMOUTH STOCK TRANSFER CO., INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the CVR Representative

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

SCHEDULE A

PARENT IP

A-1